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	Jeanmarie McFadden	William Pike
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Morgan Stanley Reports First Quarter Results

Net Revenues of $8.3 Billion
Quarterly EPS of $1.45 and Annualized ROE of 20%
Strong Trading Results with Record Revenues in Equities

NEW YORK, March 19, 2008 – Morgan Stanley (NYSE: MS) today reported income from continuing operations for the first quarter ended February 29, 2008 of $1,551 million, or $1.45 per diluted share, compared with $2,314 million, or $2.17 per diluted share, in the first quarter of last year.  Net revenues were $8.3 billion, 17 percent below last year’s first quarter.  Non-interest expenses of $6.1 billion, including severance expense of approximately $161 million related to staff reductions, decreased 7 percent from a year ago.(1)  The annualized return on average common equity from continuing operations was 19.7 percent in the current quarter, compared with 30.9 percent in the prior year.

Net income for the quarter was $1,551 million, or $1.45 per diluted share, compared with net income of $2,672 million, or $2.51 per diluted share, in the first quarter of 2007.  Net income for the first quarter of 2007 includes the results of Discover Financial Services and Quilter Holdings Ltd which are reported in discontinued operations.  The annualized return on average common equity was 19.7 percent, compared with 29.9 percent a year ago.

Business Highlights

•	Institutional Securities revenues were $6.2 billion, the third highest quarter ever.
•	Equity sales and trading revenues were a record $3.3 billion, up 51 percent from last year’s first quarter, reflecting record results in both derivatives and prime brokerage.

•
Fixed income sales and trading revenues were $2.9 billion, the second highest quarter ever.  These results reflect record revenues in interest rate, credit & currency products and the second highest quarter ever for commodities, partly offset by mortgage proprietary trading net writedowns of approximately $1.2 billion.

•	Other sales and trading included net losses of approximately $1.1 billion due primarily to the marking to market of loans as well as closed and pipeline commitments.
•	Investment banking delivered solid revenues of $980 million, including advisory revenues of $444 million, up 19 percent from last year’s first quarter.
•
Global Wealth Management achieved net revenues of $1.6 billion, up 6 percent from the first quarter of last year and a pre-tax margin of 16 percent.  This business generated net new assets of $11 billion, the second highest on record and our eighth consecutive quarter of client inflows.

•
Asset Management faced challenging market conditions with losses in real estate and incurred further losses related to securities issued by structured investment vehicles resulting in a pre-tax loss of $161 million.  The division continued to expand its product offerings with the launch of 15 new products in the first quarter including nine in alternatives, four in equities and two in fixed income.

•	The Firm’s international businesses achieved record revenues of $4.5 billion, up 15 percent from last year, on strong results across Europe and the emerging markets.

The Firm also announced today that the Morgan Stanley Board of Directors had approved the appointment of Ken deRegt as the Firm's new Chief Risk Officer.  In this role, he will continue as a member of the Firm’s Management Committee and report to Chief Executive Officer John Mack.  Mr. deRegt joined the Firm in February as a member of the Office of the Chairman to oversee the Firm’s risk function.

John J. Mack, Chairman and CEO, said, “Despite turbulent markets, Morgan Stanley achieved strong performance across many of our businesses this quarter – delivering a Firmwide ROE of 20 percent - and continued taking important steps to position the Firm for growth as we move forward in 2008.  We achieved strong results across our equities and fixed income sales and trading businesses this quarter, as we effectively capitalized on market opportunities and aggressively managed our positions.  We also delivered another solid quarter in investment banking and wealth management.  While many of our businesses are facing challenging market conditions that we expect to continue in the months ahead, we are satisfied with how Morgan Stanley navigated the ongoing market turbulence.  Our people remain intensely focused on continuing to serve our clients, building out our global franchise and executing our growth plans in order to create long-term value for Morgan Stanley’s shareholders.”

INSTITUTIONAL SECURITIES
Institutional Securities posted pre-tax income(2) of $2,117 million, compared with $2,845 million in the first quarter of 2007.  Net revenues were $6.2 billion compared with net revenues of $7.2 billion a year ago.  The quarter’s pre-tax margin was 34 percent, compared with 40 percent in last year’s first quarter.  The quarter’s return on average common equity was 24 percent compared with 38 percent a year ago.
•	Advisory revenues were $444 million, a 19 percent increase from last year’s first quarter, compared with a decrease of 35 percent in industrywide completed M&A activity.(3)
•
Underwriting revenues of $536 million decreased 19 percent from last year’s first quarter.  Equity underwriting revenues were $261 million, a 13 percent decrease from the prior year’s first quarter, compared with a 23 percent decrease in industrywide activity.  Fixed income underwriting revenues decreased 23 percent to $275 million over the same period, compared with a 39 percent decrease in industrywide activity.(3)

•
Fixed income sales and trading net revenues were $2.9 billion, 15 percent below the record $3.4 billion in the first quarter of 2007 as record revenues in our Interest Rate, Credit & Currency (IRCC) business were partly offset by the mortgage proprietary trading net writedowns noted above.  Within IRCC, interest rate products and credit trading generated higher revenues from strong customer flow and higher levels of volatility, and emerging markets generated record results.  Credit trading also benefited from favorable positioning as credit spreads widened during the quarter.  Commodities results, benefiting from strong customer flow, were higher than a year ago as higher trading revenues in agricultural products and oil liquids were partly offset by lower revenues in electricity and natural gas.  Fixed income sales and trading also benefited by approximately $527 million from the widening of Morgan Stanley’s credit spreads on certain long-term debt.

•
Record equity sales and trading net revenues were $3.3 billion, an increase of 51 percent from last year’s first quarter.  Strong trading results in a volatile market coupled with increased customer flow contributed to record results in derivatives and higher revenues in cash equities.  Prime brokerage also generated record net revenues for the quarter.  Equity sales and trading benefited by approximately $321 million from the widening of Morgan Stanley’s credit spreads on certain long-term debt.

•
Other sales and trading losses of approximately $1.1 billion reflected writedowns on loans and commitments largely related to acquisition financing to non-investment grade companies and the writedown of securities in the Firm’s subsidiary banks.(4)

•
Investment losses were $141 million compared to gains of $350 million in the first quarter of last year, reflecting losses on investments in real estate funds and our employee deferred compensation and co-investment plans.

•
The Company’s average trading VaR measured at the 95 percent confidence level was $97 million compared with $90 million in the first quarter of 2007 and $89 million in the fourth quarter of 2007.  Total aggregate average trading and non-trading VaR was $103 million compared with $92 million in the first quarter of 2007 and $98 million in the fourth quarter of 2007.  At quarter-end, the Company’s trading VaR was $100 million, and the aggregate trading and non-trading VaR was $107 million.

•
Non-interest expenses were $4.1 billion, a decrease of 5 percent from the first quarter of last year.  Compensation costs, including the severance costs noted above, decreased from last year’s first quarter reflecting lower revenues.  Non-compensation expenses increased from a year ago primarily resulting from higher levels of business activity.

For the first two months of calendar 2008, the Company ranked second in global announced M&A with a 23 percent market share, fourth in global completed M&A with a 28 percent market share, eighth in global IPOs with a 4 percent market share, tenth in global equity and equity-related issuances with a 4 percent market share and fifth in global debt issuance with a 5 percent market share.(5)

GLOBAL WEALTH MANAGEMENT GROUP
Global Wealth Management Group's pre-tax income for the first quarter was $254 million, a 12 percent increase from $226 million in the first quarter of last year.  The quarter's pre-tax margin was 16 percent compared with 15 percent in last year's first quarter.  The quarter's return on average common equity was 42 percent compared with 32 percent a year ago.

•
Net revenues of $1.6 billion were up 6 percent from a year ago reflecting higher net interest revenue from growth in the bank deposit sweep program and stronger transactional revenues.  Lower asset management revenues reflect the discontinuance of certain fee-based brokerage programs in the fourth quarter of 2007 and a change in the classification of sub-advisory fees relating to certain customer agreements, partly offset by growth in other fee-based products.(6)

•
Non-interest expenses were $1.4 billion, up 5 percent from a year ago.  Compensation costs, including the severance costs noted above, increased from a year ago, primarily reflecting higher revenues.  Non-compensation expenses declined from a year ago, as higher levels of business activity were more than offset by a change in the classification of certain sub-advisory fees noted above.

•
Total client assets were $722 billion, a 5 percent increase from last year’s first quarter.  Client assets in fee-based accounts were $185 billion, an 8 percent decrease from a year ago and represent 26 percent of total assets.

•	The 8,456 global representatives at quarter-end achieved average annualized revenue per global representative of $761,000 and total client assets per global representative of $85 million.

ASSET MANAGEMENT
Asset Management posted a pre-tax loss of $161 million compared with pre-tax income of $379 million in last year’s first quarter.
•
Net revenues decreased 60 percent to $543 million as our real estate business posted losses on principal investments compared to strong gains posted in the first quarter of last year.  Lower trading results reflect losses of approximately $187 million related to securities issued by structured investment vehicles.  These decreases were partly offset by higher management and administration fees primarily resulting from an increase in assets under management.

•
Non-interest expenses decreased 29 percent to $704 million from a year ago.  Compensation costs, including the severance costs noted above, declined on lower revenues including losses associated with the employee deferred compensation and co-investment plans.  Non-compensation expenses increased from a year ago reflecting higher levels of business activity.

•	Asset Management recorded net customer inflows of $6.6 billion for the quarter, primarily from institutional money markets, the sixth consecutive quarter of net customer inflows.

•
Assets under management or supervision at February 29, 2008 were $577 billion, up $56 billion, or 11 percent, from a year ago, driven by increases in the alternative and institutional money market asset classes.  These increases primarily resulted from net customer inflows.

•
The percent of the Company's long-term fund assets performing in the top half of the Lipper rankings was 48 percent over one year, 54 percent over three years, 66 percent over five years and 75 percent over 10 years.

OTHER MATTERS
The quarter’s effective tax rate from continuing operations was 30.0 percent, down from 32.5 percent a year ago.  The decrease in the rate primarily reflects a change in the geographic mix of earnings, partly offset by an increase in the rate due to lower domestic tax credits.

On January 28, 2008, the Company announced that it had reached an agreement to sell Morgan Stanley Wealth Management S.V., S.A.U. (“MSWM”), its Spanish onshore mass affluent wealth management business.  The transaction is expected to close during the second quarter of fiscal 2008 subject to customary closing conditions, including regulatory approvals.  The results of MSWM are included within the Global Wealth Management Group business segment.

As of February 29, 2008, the Company has not repurchased any shares of its common stock this fiscal year.

The Company announced that its Board of Directors declared a $0.27 quarterly dividend per common share.  The dividend is payable on April 30, 2008, to common shareholders of record on April 11, 2008.  The Company also announced that its Board of Directors declared a quarterly dividend of $313.29 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.31329) to be paid on April 15, 2008 to preferred shareholders of record on March 31, 2008.

Total capital as of February 29, 2008 was $198.2 billion, including $43.9 billion of common shareholders' equity, preferred equity and junior subordinated debt issued to capital trusts.  Book value per common share was $29.11, based on 1.1 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 33 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and other items throughout the Form 10-K and the Company's 2008 Current Reports on Form 8-K.

1 The severance expense was allocated to the business segments as follows: Institutional Securities, $130 million; Global Wealth Management, $19 million; and Asset Management, $12 million.

2 Represents income/(loss) from continuing operations before gains/(losses) from unconsolidated investees and taxes.

3 Source: Thomson Financial – for the periods: December 1, 2006 to February 28, 2007 and December 1, 2007 to February 29, 2008.

4 Includes Morgan Stanley Bank (Utah) and Morgan Stanley Trust FSB.

5 Source: Thomson Financial – for the period January 1, 2008 to February 29, 2008.

6  Beginning in 1Q08, certain sub-advisory fees are reported as a reduction to asset management, distribution and admin fees, reflecting changes to certain customer agreements.  In prior periods, these fees were reported as non-compensation expenses.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Feb 29, 2008	Feb 28, 2007	Nov 30, 2007	Feb 28, 2007	Nov 30, 2007
Net revenues
Institutional Securities	$6,213	$7,162	$(3,425)	(13%)	*
Global Wealth Management Group	1,606	1,511	1,789	6%	(10%)
Asset Management	543	1,368	1,252	(60%)	(57%)
Intersegment Eliminations	(40)	(47)	(66)	15%	39%
Consolidated net revenues	$8,322	$9,994	$(450)	(17%)	*

Income / (loss) before taxes (1)
Institutional Securities	$2,117	$2,845	$(6,479)	(26%)	133%
Global Wealth Management Group	254	226	378	12%	(33%)
Asset Management	(161)	379	294	(142%)	(155%)
Intersegment Eliminations	4	6	3	(33%)	33%
Consolidated income / (loss) before taxes	$2,214	$3,456	$(5,804)	(36%)	138%
Earnings / (loss) applicable to common shareholders	$1,534	$2,655	$(3,605)	(42%)	143%

Earnings per basic share:
Income from continuing operations	$1.50	$2.28	$(3.61)	(34%)	142%
Discontinued operations (2)	$-	$0.35	$-	*	--
Earnings per basic share	$1.50	$2.63	$(3.61)	(43%)	142%

Earnings per diluted share:
Income from continuing operations	$1.45	$2.17	$(3.61)	(33%)	140%
Discontinued operations (2)	$-	$0.34	$-	*	--
Earnings per diluted share	$1.45	$2.51	$(3.61)	(42%)	140%

Average common shares outstanding
Basic	1,020,802,234	1,009,186,993	999,553,568
Diluted	1,057,867,487	1,057,912,545	999,553,568
Period end common shares outstanding	1,105,301,550	1,061,644,077	1,056,289,659

Return on average common equity
from continuing operations	19.7%	30.9%	*
Return on average common equity	19.7%	29.9%	*

(1)	Represents consolidated income / (loss) from continuing operations before gain / (loss) from unconsolidated investees, taxes and gain / (loss)
from discontinued operations.
(2)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

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MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Feb 29, 2008	Feb 28, 2007	Nov 30, 2007	Feb 28, 2007	Nov 30, 2007

Investment banking	$1,109	$1,227	$1,569	(10%)	(29%)
Principal transactions:
Trading	3,390	4,158	(7,171)	(18%)	147%
Investments	(346)	880	820	(139%)	(142%)
Commissions	1,199	1,005	1,290	19%	(7%)
Asset management, distribution and admin. fees	1,550	1,479	1,743	5%	(11%)
Interest and dividends	13,965	14,171	16,107	(1%)	(13%)
Other	317	272	353	17%	(10%)
Total revenues	21,184	23,192	14,711	(9%)	44%
Interest expense	12,862	13,198	15,161	(3%)	(15%)
Net revenues	8,322	9,994	(450)	(17%)	*

Compensation and benefits	4,071	4,775	3,187	(15%)	28%

Occupancy and equipment	286	260	312	10%	(8%)
Brokerage, clearing and exchange fees	444	361	470	23%	(6%)
Information processing and communications	305	277	328	10%	(7%)
Marketing and business development	183	153	271	20%	(32%)
Professional services	379	419	676	(10%)	(44%)
Other	440	293	110	50%	*
Total non-compensation expenses	2,037	1,763	2,167	16%	(6%)

Total non-interest expenses	6,108	6,538	5,354	(7%)	14%

Income / (loss) from continuing operations before gain / (loss)
from unconsolidated investees and taxes	2,214	3,456	(5,804)	(36%)	138%
Gain / (loss) from unconsolidated investees	2	(26)	18	108%	(89%)
Provision / (benefit) for income taxes	665	1,116	(2,198)	(40%)	130%
Income / (loss) from continuing operations	1,551	2,314	(3,588)	(33%)	143%
Discontinued operations (1)
Gain / (loss) from discontinued operations	0	564	0	*	--
Income tax provision / (benefit)	0	206	0	*	--
Gain / (loss) from discontinued operations	0	358	0	*	--
Net income / (loss)	$1,551	$2,672	$(3,588)	(42%)	143%
Preferred stock dividend requirements	$17	$17	$17	--	--
Earnings / (loss) applicable to common shareholders	$1,534	$2,655	$(3,605)	(42%)	143%

Return on average common equity
from continuing operations	19.7%	30.9%	*
Return on average common equity	19.7%	29.9%	*
Pre-tax profit margin (2)	27%	35%	*
Compensation and benefits as a % of net revenues	49%	48%	*
Non-Compensation expenses as a % of net revenues	25%	18%	*
Effective Tax Rate	30.0%	32.5%	*

(1)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
(2)	Income / (loss) before taxes, excluding gain / (loss) from unconsolidated investees, as a % of net revenues.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

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